EXHIBIT 12
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                                   WEINGARTEN REALTY INVESTORS
                   COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                        TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (DOLLAR AMOUNTS IN THOUSANDS)

                                                         Three Months Ended     Nine Months Ended
                                                            September 30,          September 30,
                                                            -------------          -------------

                                                           1998      1997      1998       1997
                                                         --------  --------  ---------  --------
Net income. . . . . . . . . . . . . . . . . . . . . . .  $14,304   $16,177   $ 40,316   $41,708

Add:
Portion of rents representative of the interest factor.      207       155        609       490
Interest on indebtedness. . . . . . . . . . . . . . . .    8,479     7,588     24,899    21,729
Preferred Dividends . . . . . . . . . . . . . . . . . .    1,395                3,364
Amortization of debt cost . . . . . . . . . . . . . . .       87       105        279       315
                                                         --------  --------  ---------  --------
    Net income as adjusted. . . . . . . . . . . . . . .  $24,472   $24,025   $ 69,467   $64,242
                                                         ========  ========  =========  ========

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . .  $ 8,479   $ 7,588   $ 24,899   $21,729
Capitalized interest. . . . . . . . . . . . . . . . . .      361       277      1,010       574
Preferred Dividends . . . . . . . . . . . . . . . . . .    1,395                3,364
Amortization of debt cost . . . . . . . . . . . . . . .       87       105        279       315
Portion of rents representative of the interest factor.      207       155        609       490
                                                         --------  --------  ---------  --------
    Fixed charges . . . . . . . . . . . . . . . . . . .  $10,529   $ 8,125   $ 30,161   $23,108
                                                         ========  ========  =========  ========
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . .     2.32      2.96       2.30      2.78
                                                         ========  ========  =========  ========


Net income. . . . . . . . . . . . . . . . . . . . . . .  $14,304   $16,177   $ 40,316   $41,708
Depreciation and amortization . . . . . . . . . . . . .   10,406     9,345     30,519    27,876
Gain on sales of property and securities. . . . . . . .     (347)   (2,839)      (417)   (2,941)
Extraordinary charge (early retirement of debt) . . . .                         1,392
                                                         --------  --------  ---------  --------
    Funds from operations . . . . . . . . . . . . . . .   24,363    22,683     71,810    66,643
Add:
Portion of rents representative of the interest factor.      207       155        609       490
Preferred dividends . . . . . . . . . . . . . . . . . .    1,395                3,364
Interest on indebtedness. . . . . . . . . . . . . . . .    8,479     7,588     24,899    21,729
Amortization of debt cost . . . . . . . . . . . . . . .       87       105        279       315
                                                         --------  --------  ---------  --------
    Funds from operations as adjusted . . . . . . . . .  $34,531   $30,531   $100,961   $89,177
                                                         ========  ========  =========  ========
RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . .     3.28      3.76       3.35      3.86
                                                         ========  ========  =========  ========

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